Exhibit 99.1

Contacts: Investors: Alison Ziegler, Cameron Associates, 202-554-5469 Bill Wells, Guided Therapeutics, 770-242-8723 Ext. 241
5835 Peachtree Corners East, Suite D
Norcross, GA 30092

Contacts

Bill Wells, Guided Therapeutics – 770-242-8723

Investors: Alison Ziegler, Cameron Associates – 212-554-5469

Guided Therapeutics Announces $4 Million Private Placement

NORCROSS, GA (June 30, 2015) -- Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) announced today that it has entered into a securities purchase agreement with certain accredited investors for the private placement of its convertible preferred stock and warrants to purchase shares of its common stock. Gross cash proceeds to the Company are expected to be approximately $4.0 million, prior to the payment of placement agent fees and expenses.

In advance of the private placement, the Company negotiated various agreements with existing security holders to effectively eliminate certain price- and share-reset provisions in those securities, allowing the Company to complete the private placement without the additional dilution of its common stock that otherwise would occur upon trigger of those provisions. The Company also negotiated a 14-month extension of its secured promissory note.

Net proceeds from the private placement are intended to be used to support manufacturing and marketing of the Guided Therapeutics LuViva® Advanced Cervical Scan. The Company also intends to use a portion of the proceeds to repay its outstanding senior convertible note, in order to avoid further dilution of its common stock.

Gene Cartwright, CEO of Guided Therapeutics, stated, “This significant restructuring of the Company’s securities combined with the additional $4 million in cash from the private placement is a major milestone for the Company and will allow us to focus on filling the significant purchase orders that have been signed or are in the works.”

Pursuant to the purchase agreement, dated June 29, 2015, the Company has agreed to issue an aggregate of up to 6,737 shares of preferred stock, which are convertible by the holders at any time into an aggregate of up to approximately 70.9 million shares of common stock at a conversion price of $0.095 per share. Holders of the preferred stock will be entitled to quarterly cumulative dividends at an annual rate of 12.0%, beginning October 1, 2015 and ending 42 months after the original issuance date, in each case payable in cash or common stock.

The Company has further agreed to issue five-year warrants exercisable for an aggregate of approximately 106.4 million shares of common stock, at an exercise price of $0.095 per share.

The private placement will be consummated in two closings, with the first expected to close on June 30, 2015, resulting in gross cash proceeds of approximately $2.5 million of the $4.0 million total. At the second closing, the Company expects to receive the remaining approximately $1.5 million in cash, and certain additional investors are expected to exchange their outstanding shares of the Company’s Series B convertible preferred stock in lieu of a cash payment for their investment.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS), acted as exclusive placement agent for this transaction.

Neither the preferred stock, nor the warrants to purchase shares of common stock, nor the shares of common stock issuable upon conversion of the preferred stock or exercise of warrants, have been registered under the Securities Act of 1933, as amended, and none of these securities may be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction where such offer, solicitation or jurisdiction would be unlawful.

About LuViva® Advanced Cervical Scan

LuViva is a technologically advanced diagnostic device that scans the cervix with light and uses spectroscopy to measure how light interacts with the cervical tissue. Spectroscopy identifies chemical and structural indicators of precancer that may be below the surface of the cervix or misdiagnosed as benign. This technique is called biophotonics. Unlike Pap, HPV tests or biopsies, LuViva does not require laboratory analysis or a tissue sample, and is designed to provide results immediately, which may result in eliminating costly, painful and unnecessary additional testing. LuViva is intended for use with women who have undergone initial screening and are called back for follow up with a colposcopy examination, which in many cases, involves taking a biopsy of the cervix. It has also been used in clinical studies in Turkey and Nigeria as a means to screen women for cervical cancer where the availability of infrastructure necessary for Pap and HPV testing is restricted. The device is used in conjunction with the LuViva® Cervical Guide single-use patient interface and calibration disposable.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) is the maker of a rapid and painless testing platform based on its patented biophotonic technology that utilizes light for the early detection of disease at the cellular level. The Company’s first product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use in the U.S. LuViva, the wave logo and “Early detection, better outcomes” are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments, including among others, the timing of the closing of the private placement and the amount of gross proceeds and the use of net proceeds from the private placement. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the Company’ ability to complete the transactions contemplated by the private placement, its ability to realize the expected benefits of the private placement, the sufficiency of the capital raised in the private placement and the ability of Guided Therapeutics to raise additional capital, the extent of dilution of the holdings of its current stockholders upon conversion or exercise of securities issued in connection with capital raising efforts, the early stage of Guided Therapeutics products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products or continue as a going concern, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the Securities and Exchange Commission, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and subsequent quarterly reports.

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